Exhibit 107

Calculation of Filing Fee

FORM S-8
(Form Type)

Adams Resources & Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security	Security	Fee	Amount	Proposed	Maximum	Fee	Amount of
Type	Class Title	Calculation	Registered (1)	Maximum	Aggregate	Rate	Registration
		Rule		Offering	Offering		Fee
				Price Per	Price
Unit
Per Share
Equity	Common	Rule 457(c)	150,000	$35.55 (2)	$5,332,500.00	$0.0000927	$494.32
	Stock,	and Rule
	$0.10 par	457(h)
value per
share
Total Offering Amounts					$5,332,500.00		$494.32
Total Fee Offsets							— (3)
Net Fee Due							$494.32

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(1)This Registration Statement on Form S-8 relates to shares of common stock, $0.10 par value per share (“Common Stock”) of Adams Resources & Energy, Inc. (the “Registrant”) reserved for issuance under the Registrant’s Amended and Restated 2018 Long-Term Incentive Plan (the “2018 Plan”). Pursuant to Rule 401(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of Common Stock that become issuable under the 2018 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(2)Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the Registrant’s registration fee on the basis of $35.55 per share, which is the average of the high and low prices of Common Stock, as reported on the NYSE American on May 16, 2022.
(3)The Registrant does not have any fee offsets.